Exhibit 23-a


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Morgan Stanley on Form S-3 of our reports dated February 23, 2004 (which reports express unqualified opinions and explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," in 2003), incorporated by reference in the Prospectus and Prospectus Supplements, which are part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.



/s/ Deloitte & Touche LLP
New York, New York
July 28, 2004